Exhibit 99.1

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corporation - VP of IR

James Debney Smith & Wesson Holding Corporation - President & CEO

Jef Buchanan Smith & Wesson Holding Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Steve Dyer Craig-Hallum - Analyst

Scott Stember CL King & Associates - Analyst

Cai von Rumohr Cowen and Company - Analyst

Ronald Bookbinder Coker and Palmer Investment Securities, Inc. - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the Smith & Wesson Holding Corp. Q2 2017 earnings conference call.

(Operator Instructions)

I would now like to turn the call over to Liz Sharp, Vice President of Investor Relations. Please go ahead.

Liz Sharp - Smith & Wesson Holding Corporation - VP of IR

Thank you, and good afternoon. Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipates, project, estimate, expect, intend, believe and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also include statements regarding revenue, earnings per share, non-GAAP earnings per share, fully diluted share count and tax rate for future periods, our product development, focus, objectives, strategies and visions, our strategic evolution and organizational development, our market share and market demand for our product, market and inventory conditions related to our products and in our industry in general and growth opportunities and trends. Our forward-looking statements represent our current judgment about the future and they are subject to various risks and uncertainties.

Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings including our forms 8-K, 10-K and 10-Q. You can find those documents, as well as a replay of this call on our website at smith-wesson.com.

Today’s call contains time-sensitive information that is accurate only as of this time. And we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today.

I have a few important items to note with regard to our comments on today’s call. First, we reference certain non-GAAP financial measures on this call. The reconciliations of GAAP financial measures to non-GAAP financial measures, whether or not they are discussed on today’s call, can be found in today’s 8-K filing as well as today’s earnings press release, which are posted to our website or will be discussed on this call.

Also when we reference EPS, we are always referencing diluted EPS. For detailed information on our results, please refer to our 10-Q for the quarter ended October 31, 2016. I will now turn the call over to James Debney, President and CEO.

James Debney - Smith & Wesson Holding Corporation - President & CEO

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

Thank you, Liz. Good afternoon, and thanks everyone for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later on the call Jeff will provide a recap of our financial performance as well as our guidance for the third quarter and full FY17.

Today we are pleased to share another consecutive quarter of strong financial results combined with strategic accomplishment that move us closer to our expanded vision, which is to be a leading provider of high-quality products for the shooting, hunting and rugged outdoor enthusiast. In addition to delivering financial performance that exceeded our guidance, we also completed two important acquisitions that fits perfectly into our strategy.

These acquisitions position us well to explore new opportunities, both organic and inorganic, in the large and growing market for shooting, hunting and rugged outdoor enthusiasts. And after the close of the quarter we announced an additional acquisition that enters us into two new segments of the rugged outdoor market, accessories for camping and survival situations.

With that said, let me provide some highlights from the quarter. Total Company revenue exceeded the high end of our guidance range.

Higher revenue in our Firearms segment was driven by strong orders for our conceal carry handguns and modern sporting rifles. Our manufacturing services division continues to leverage our flexible manufacturing model, enabling the firearm division to capture incremental sales and market share.

Distributor inventory of our firearms increased, as anticipated, by about 33,000 units to a total of 189,000 units at the end of Q2. Over time as our production output and revenue has increased, we have focused on increasing our inventory to optimize distribution of our products with independent retailers in support of our case market share strategy. This is especially important at this time of year when we move towards the holiday season and distributor shows.

At the close of Q2 our weeks of sales in the distributor channel was slightly above our eight-week threshold, but again this is not unexpected as we approach Q3 and Q4, which are typically our strongest shipping quarters of the year. Our shipments relative to adjusted mix result lead us to believe that we continue to take market share in the quarter, even when taking into account the increase in distributor inventory.

In handguns, which made up 83% of our firearms units shipped in Q2, [mix shift] increased 12.2% while our units shipped into the consumer channel grew by 68.2%. And long guns, which made up about 17% of our firearms units shipped in Q2, mix shift also increased 12.2% while our units shipped into the consumer channel grew by 76.5%. Note here that while that is a large increase, it is based on a much smaller unit number than handguns.

In our Outdoor Products & Accessories segment we completed the acquisition of Taylor Brands and Crimson Trace, both of which were accretive to our non-GAAP earnings. As a result, revenue in this segment approximately doubled compared to last year.

Crimson Trace is the leader in the laser sight market. So it’s new products are always highly anticipated by customers. In the quarter Crimson Trace began shipping LiNQ, an innovative new two-piece light and laser sight module that utilizes state-of-the-art wireless operating technology and takes the ease of activation to new levels.

This is our first LiNQ product, and what we anticipate will grow into a robust product platform over time. New product development is a key part of our organic growth strategy across the entire multi-division structure.

Across all of our divisions, preparations continued throughout the quarter for SHOT Show in Las Vegas next month. Companywide we put the finishing touches on over 100 new products that will be launched at SHOT 2017.

I am excited to share that in Q2, Firearms finalized a major new addition to our M&P polymer pistol family and prepared for its upcoming launch. Our M&P family has grown significantly, and today includes many notable and extremely popular products such as the M&P SHIELD, the M&P BODYGUARD and the M&P15 SPORT.

M&P is a brand that has developed a substantial following over the last 10 years based on its ability to deliver the key attributes that consumers demand, product performance, reliability and durability. Our team is looking forward to January and the official launch of this exciting new handgun.

Among these 100 new products are multiple SKUs from our accessory brands, Caldwell, Tipton and Wheeler, and a number of new line extensions from Crimson Trace. SHOT Show will be an exciting time for our Company, with new products that position us well for our next fiscal year.

After the close of Q2 we announced our acquisition of Ultimate Survival Technologies, or USC, a provider of high quality survival and camping products. USC delivered compound annual revenue growth of 49% from 2012 through 2015, maintains healthy gross margins, and developed hundreds of high quality products. We

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

believe the areas of strength we have identified in the USC distribution network will create multiple incremental opportunity for our existing accessory product lines in the coming years.

Before I hand it over to Jeff for our financial discussion, I want to share a few thoughts about our strategy. As one of the most respected and iconic brands in America, Smith & Wesson holds the number one leadership position in the US consumer market for handguns.

Our family of brands participates in almost every firearm category, and our team is focused intently on maintaining a robust new product pipeline that has continue to fuel our organic growth and profitability year after year. We have demonstrated our ability to create new product for our firearms brands such as M&P, which today generates the majority of our revenue. And operationally our unique approach to increasing production allows us to officially respond to changes in our marketplace.

As a result we believe we continue to achieve market share gains in what we estimate to be a $4 billion domestic firearms market, a market that we estimate grows at a rate in the mid to high single digits over the long term in a normalized environment. That said, our strength in firearms has not only delivered growth but it has served as a strong core business and a solid foundation from which we are pursuing a broader and exciting strategy.

And that is our focus on the growing market for shooting, hunting and the rugged outdoor enthusiasts. Taken together they provide us with a much larger addressable market, one that we believe exceeds $60 billion-plus in size, and one with a user base that has much in common with our core firearm consumer, a rugged outdoor lifestyle and an affinity for strong and trusted brands.

With this concept in mind we have completed a number of successful acquisitions over the past 24 months that have helped establish our newly created Outdoor Products & Accessories segment. We began with Battenfeld Technologies, a provider of shooting and hunting accessories under well-known brands like Caldwell and Tipton.

We then expanded in the Battenfeld offering through the acquisition of Taylor Brands, owner of several well-known knife and tool brands including our very own Smith & Wesson and M&P brands. And more recently UST, which I mentioned earlier. Today Battenfeld serves as the platform for our growing accessories division.

We added another platform to our Outdoor Products & Accessories with the establishment of our electro-optics division by the acquisition of Crimson Trace. Given the talent and deep experience of our team at Crimson Trace, we now have the ability to view the electro-optics market in its entirety.

This broadening of their horizons gives them a sizable market to explore and pursue. That market includes products such as various sights, aiming and ranging devices, magnifiers and scopes for a variety of applications. Therefore we believe that this division will have ample organic and inorganic expansion opportunity

We are executing on our strategy we have successful grown from a single operating division to four operating divisions that serve as a large addressable market and represent more than 18 highly respected consumer brands. So on January 1, 2017 our Holding Company will, pending stockholder approval on December 13 of this year, become American Outdoor Brands Corporation.

We believe this name better represents our strategic direction, our broad range of product offerings and our plans to continue building upon our portfolio of strong American brands. American Outdoor Brands Corporation will serve as the Holding Company for the historic Smith & Wesson Corp, Battenfeld Technologies, Inc, and Crimson Trace Corporation, which represent our firearms, manufacturing services, accessories and electro-optics divisions.

We’ve only just begun our journey toward achieving our vision of being a leading provider of high quality products for the shooting, hunting and rugged outdoor enthusiasts. This large and growing market is populated by active lifestyle consumers who pursue their activities with passion and who exercise brand loyalty, seeking out brands they can trust.

With a track record of creating, preserving and aspiring strong brands, we remain committed to our future growth focusing on brands and products that best meet the needs and lifestyle of our target consumers. With that, I’ll ask Jeff to provide more detail on our second-quarter financial results and provide our updated guidance.

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

Thanks, James. Revenue for the quarter was $233.5 million, up 63% from the prior year. In looking at our two segments, revenue from Firearms was $194.5 million, an increase of 57.5%, and revenue from Outdoor Products & Accessories was $39.1 million, an 97.9% increase that was driven primarily by the acquisitions of Taylor Brands and Crimson Trace.

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

The gross margin for the quarter was 41.8% as compared with 39.2% in the prior year. On a segment basis, the Firearms gross margin was 42% and the Outdoor Products & Accessories gross margin was 40.6%. On a non-GAAP basis, which excludes the one-time inventory step-up and backlog in cost of goods that occurred as a result of the recent acquisitions, the Outdoor Products gross margin would be nearly 50% and the total Company gross margin would be 43.4%.

The increase in gross margin was driven by higher fixed cost absorption, better purchase price variances and favorable inventory adjustments in Firearms and higher standard product margins in Outdoor Products & Accessories. These positive factors more than offset increased manufacturing spending and promotional costs.

Operating expenses in the quarter were $45.5 million, or 19.5% of revenue, compared to $34.4 million, or 24% of revenue in the prior year. Increased second-quarter operating expenses included $3.8 million in acquisition costs, including new intangible amortization, and a $1 million contribution to the NRA ILA. On a non-GAAP basis, which excludes the acquisition-related costs, operating expenses were $39 million, or 16.7% of revenue, compared to $31.7 million, or 22.1% of revenue in the prior year.

The operating margin was 22.3% for the second quarter compared to 15.2% in the prior year. On a non-GAAP basis the operating margin was 26.7% in Q2 as compared to 17.1% in the prior year.

Our EPS for Q2 came in at $0.57 as compared with $0.22 in the prior year. Our non-GAAP EPS, which excludes acquisition-related cost, was $0.68 as compared with $0.25 last year. Adjusted EBITDA in Q2 was a record $72.4 million for a 31% EBITDA margin compared to $33.4 million, a 23.3% margin in the prior year.

Turning to the balance sheet. Operating cash flow was positive $20.8 million. During the quarter and excluding inventory-related to acquisitions, we built up our internal inventories for the fall hunting and retail seasons.

CapEx spending during the quarter was $7.5 million. We expect to spend approximately $50 million this fiscal year on CapEx, primarily related to the capacity increases, further enhancements to manufacturing flexibility, tooling for several important new product offerings and various IT projects.

At the end of Q2 our cash balance was $73.9 million. We had $25 million of borrowing on our banking line of credit, which we have since repaid. And our outstanding long-term debt was $172.1 million, leaving a net debt position of $123.2 million.

During the quarter we secured a commitment to increase our banking line of credit to $500 million from $225 million. This expansion of that unsecured line provides us with greater opportunities to invest in our future growth, both organically and through strategic acquisitions. This increased access to capital is a clear reflection of the confidence our bankers have in our Company as well as the overall strength of our business.

After the end of the second quarter we closed on our UST acquisition which utilized approximately $33 million in cash on hand. And as noted, we repaid the $25 million balance on our line of credit.

Turning now to our guidance. For the full year we increased our guidance and now expect net sales of between $920 million and $930 million. GAAP EPS is between $2.11 and $2.16, and non-GAAP EPS of between $2.42 and $2.47.

For the third quarter we expect net sales of between $230 million and $240 million, GAAP EPS of between $0.44 and $0.49, and non-GAAP EPS of between $0.52 at $0.57. In both our third-quarter and full-year numbers our non-GAAP EPS excludes acquisition costs such as amortization and deal-related costs. Also note that our guidance takes into account our acquisition of UST but does not take into account any other acquisitions that we may close during the remainder of the year.

All of these estimates are based on our current fully diluted share count of 57.1 million shares. It should also be noted that we recently adopted accounting standards update 2016-9 which resulted in a one-time reduction to our first-quarter taxes, resulting in a pick=up of $0.04 to our first-quarter EPS. And you will see that new adjustment reflected in the six-month figures that are in the 10-Q we filed today with our second-quarter result.

I want to make sure that our analysts take that into account as you prepare your models. And to be clear, this was a one-time adjustment and going forward we estimate our tax rate at 36%. Back to James.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Jeff. With that, operator, please open up the call for questions from our analysts.

QUESTION AND ANSWER

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

Operator

(Operator Instructions)

Steve Dyer, Craig-Hallum.

Steve Dyer - Craig-Hallum - Analyst

Thanks. Good afternoon. Thanks for taking my questions. Question, I guess, on margin for the January quarter guidance would appear to imply a slightly lower, I think, gross margin. And I’m wondering how much of that is from the Firearms division. It looks like maybe there’s still some residual from the fair value step-up on the accessories side, but maybe a little bit more color on how you see that shaking out?

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

Actually it probably, if you did the math, would be a bit reduced. The fair value step-up is mostly gone in Q3.

The difference that is a lot of our promotional activity occurs mostly in Q3 and Q4. So I think that’s probably what accounts for most of the difference.

Steve Dyer - Craig-Hallum - Analyst

Okay. And then I guess just as you look at inventory, you guys have a higher level of inventory year over year. The channel has its highest level for a while in terms of the wholesale channel at a time when certainly I guess there is some expectation by some people that maybe gun sales cool off a little bit. Can you tell us how you feel about the inventory situation, and maybe what you are hearing back from the channel, including retail at your large retailers, since the election?

James Debney - Smith & Wesson Holding Corporation - President & CEO

[I feel] very comfortable with the level of inventory that we see our wholesalers carrying. Obviously we perform a lot of analysis on that inventory and we look at it in terms of weeks of cover as well. And as I said in the prepared remarks, we ended with just over eight weeks, which is our threshold in terms of sales cover.

We’ve worked hard to increase that inventory in preparation for what we always see as a busy holiday season. And then as you go into January and February and somewhat into March as well, we’re very busy in terms of the promotional activity that Jeff was referencing earlier. And that’s a lot around by group shows and wholesaler shows as well, whether inviting independent retailers in to place orders with promotions to incent them to do so.

So again, to have inventory already in the channel to meet consumer demand during the holiday period, getting ready as well for those shows, we are very, very comfortable. And then what we saw in mix for Black Friday was very encouraging. Very pleased to see that results. So comparing well against prior year, just slightly beating it.

So pleased to see the consumer for firearms is still out there strongly on Back Friday, looking for a deal. As we expect for a few years now, it’s obvious that firearms have become mainstream in terms of entering the basket of goods the consumers expect to see a deal on when they are shopping at retail on Black Friday. So very pleased with that result.

And then overall for mix for the month of November which came out today, very pleased again to see a good increase over prior year of 16%, and that adjusted mix and I should also say when we are comparing Black Friday, just a single day versus the same day last year, that’s an unadjusted mix number. But it’s always apples with apples when the comparisons are done. It’s just important to bear in mind.

So again, we see what’s shaping up to be a good environment at retail. Definitely more promotional activity, I would say, on Black Friday versus last year. Some slightly more aggressive pricing on certain product categories, in particular perhaps modern sporting rifles.

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

Does that cause me great concern? No, because we’ve always been ready to compete promotionally. We’ve said that time and time again.

A lot of planning goes into the level that we’re going to promote that in the future. We do a lot of analytics around the pricing that we see out in the market, and I’m talking about promotional pricing in particular. So a lot of analysis on pricing that we saw on Black Friday.

We do that analysis, that we’ll even do bell curves so we can understand the distribution, how many retailers were promoting a certain product at a certain price versus the competition. And again, that helps us design our promotions going forward so that we are appropriately aggressive and that we can continue to take market share.

This is the times that the Company does really, really well in a normalized environment. And it gives us the opportunity to take share from our competitors when the consumer really has choice.

Going back to those level of promotions that we did. Once we understand the level that we’re going to promote at in terms of price, we do a lot of financial modeling because we have to go back, close the loop, and check that we’re still going to have gross margins within the range that we talk about as our long-term goals of 37% to 41%, very important to us. And of course our P&L is exceptionally strong, and again it allows us to sometimes be more aggressive, let’s say, than the competition in terms of promotions.

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

And Steve, I just wanted to add that on the inventory that is on the balance sheet, of course we bought two companies. So the organic growth of inventory was just about $10 million.

Steve Dyer - Craig-Hallum - Analyst

Got it. Very helpful color, guys. Thanks. I’ll pass it along.

Operator

Scott Stember, CL King.

Scott Stember - CL King & Associates - Analyst

Good afternoon, or good evening, I should say. I have a question on the guidance. Again, if you just look at the back half of the year and you assume the high end of your guidance, you’re looking at about mid-teens sales growth in total.

But if you look at the earnings, you are clearly looking at a modest decline. Could you just maybe walk us through some of the puts and takes there so we can figure out what’s going on to have a clearer picture? Thanks.

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

Sure. There’s a couple of things. First, the promotional activity that James just discussed is going to have an impact on gross margins, but still intend to maintain gross margins in our targeted range, which is 37% to 41%.

The second thing is Op Ex is going up. We actually were fairly frugal with Op Ex in Q2, but we do have several important new product launches in Q3 and Q4.

And of course you also have SHOT Show and the NRA show, SHOT Show in Q3, NRA in Q4. Our OpEx will also be increased because of UST. So basically it’s all of those items that are factoring into the guidance.

Scott Stember - CL King & Associates - Analyst

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

And again, if you maybe point to the promotional environment again. If you had to characterize it versus the year ago, I think you had said, James, slightly more elevated than a year ago?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes, I would say so. It’s a little early to tell. Certainly Black Friday is a good indicator, as I said earlier. And I would say there are certain product categories where promotional activity was more aggressive, but I would just go back and remind everybody it’s an environment we like. This is the normalized environment, and it’s really the environment where we can take market share and continue to grow.

Scott Stember - CL King & Associates - Analyst

Okay. And just one last question, maybe just talk about the acquisitions. Whether it’s Crimson Trace or any of the other guys with Battenfeld, which you acquired a couple of years ago, but maybe talk about how the internal sales growth at these companies have been trending? Because we’ve heard stories with retail consolidation and a weak retail environment, the impact that’s having on some of these add-on items, if you would, for firearms. Maybe talk about what you’ve seen?

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

Organically Battenfeld if you don’t count any of the acquisitions that occurred in the last year is up 1% or 2%, although they are up strongly sequentially over last quarter. And overall we don’t really comment on the existing companies that we bought, other than to say what their growth was at the time that we bought them.

Just as an example, we had said UST had organic growth in the last three years of almost [60%]. Crimson Trace up in the 20%s, I think it was, yes.

And Taylor Knives, growth in the teens. So we brought those companies based on those growth rates.

Scott Stember - CL King & Associates - Analyst

Okay. Just one last question, if I could. Just looking at the back half of the year at that mid-teen number that we talked about, if you assume the high end of the range. What that assumes for your gun business versus your outdoor business, high level?

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

Again, we don’t give a guidance on segments. So I will say that the Accessories & Outdoor Products segment, its cycle is a bit different than the Firearms cycle. Where Firearms is strong at the end of Q3 moving into Q4, and Q3 for the accessories business is not a strong because it’s post-holiday season.

All the buying is done, like mostly by the end of the second quarter. You could sort of take our results and calculate that out, our results for Q2. But other than that, we don’t really give segment guidance.

Scott Stember - CL King & Associates - Analyst

Got it. That’s very helpful. Thanks for taking my questions, guys.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Scott.

Operator

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

Cai von Rumohr, Cowen and Company.

Cai von Rumohr - Cowen and Company - Analyst

Yes, thank you very much and good quarter again. We have a new President-elect. And if we look back over the last four years, gun sales were quite volatile under Obama. And yet if you go back farther and look at the pattern and mix checks under Bush, they were relatively stable with an upward trend. Do you have any impressions about what are you guys looking for from a Trump Presidency in terms of the impact on your business?

James Debney - Smith & Wesson Holding Corporation - President & CEO

In terms of the market, Cai, we’re still thinking about it growing in single digit to, say, mid-single digit to high single digit in a normalized environment, so an environment free of events that may spur consumer buying. So that’s really where we are.

We see the demographics of the firearm consumer is very different now to what they were under the Bush Administration. And that’s exciting and we have spoken about it many times before, younger people from more urban areas versus suburban areas and many more women than ever before taking an interest in the shooting sports, first-time buyers significantly up, very strong trend for conceal carry continues.

So all of those a very exciting. And as you know, we are always analyzing and researching what the needs, wants and desires are of those firearms users so that we can build that into our new product development process and meet their expectations, and hopefully beat their expectations and excitement. And that’s again, a key part of our take-share strategy.

So we are excited about the future. As you’ve heard, we’ve got a lot of new products coming in all parts of the business. The firearms business remains strong and we’re excited to be executed on our inorganic strategy.

Cai von Rumohr - Cowen and Company - Analyst

Thank you. And could you give us a little more color on Outdoor Products? In the first quarter you mentioned that there was lower sales because of the transition to higher prices on Thompson products and also there was some destocking. Just in terms of color, what did you see in that sector in the second quarter?

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

In the second quarter it was a large sequential increase. And so we did not see the destocking that we saw. I don’t think that the retailers could have destocked any more and still had sales. So I think that that impact was mainly felt in Q2.

But we are still working on the TC strategy, which is rationalizing SKUs and getting the right price. The gross margin rose again. So that on a non-GAAP basis the Accessories & Outdoor Products gross margin was almost 50%, which is where we want it at.

Cai von Rumohr - Cowen and Company - Analyst

Okay. And I was going to mention, you had mentioned, I assume your gross margin target when you mentioned 37% to 41%, that’s for Firearms, correct?

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

That’s for the whole Company. Obviously it’s been a while since we’ve been below 39% for the whole Company. It looks like it hasn’t occurred since a couple of years ago.

But we haven’t updated that. In January we will probably have an analyst meeting and roll out our new targets.

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

Cai von Rumohr - Cowen and Company - Analyst

Got it. But you mentioned that the gross margin has been trending up pretty consistently for Outdoor Products. Is that a trend that we should consider that they were close to 50%, as you mentioned?

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

Yes. We’ve said in the past that we’d like that segment to have gross margins in the upper 40%s approaching like 50%. This time they were pretty strong, they were almost at 50%.

But it depends on other acquisitions that we do. So as we do other acquisitions, not all accessory businesses have the gross margin approaching 50%

James Debney - Smith & Wesson Holding Corporation - President & CEO

Certainly not on day one of the acquisition necessarily. But as we go forward, we have an integration plan that we formed before we close on that acquisition.

That integration plan, a key part of that is how do we harvest synergies that we have identified. And that gives us a road map to expanding gross margins.

Cai von Rumohr - Cowen and Company - Analyst

Terrific. Thank you very much. And so M&A, you’ve obviously been consistently more active here. What does the M&A pipeline look like, and maybe give us a sense of the rough size range of deals that you are looking at?

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

Well, I would say the pipeline is volatile in the sense that deals come and go. Sometimes you have to woo an acquisition target because maybe they haven’t planned on selling. So you have to develop a relationship. Other times the target has already decided to sell and then you are in an auction process.

I guess I will talk about the three kinds of acquisitions that we do. First there is the tuck-in acquisition ion which we can buy basically a product portfolio from a company in which, like, the founder wants to retire.

We just take over the products and portfolio, the IP, the supply chain. Those are very accretive transactions but they tend to be smaller.

Then there is new platform acquisitions. Let’s say we move into an area that we’re not necessarily currently in and it doesn’t fit into one of our divisions. And it might be a new division in which this could be a larger transaction in which that is now a platform for that product, whatever it is, that segment of the market. And then there’s transformational acquisitions that are very large that could make a significant change to the Company and the percentage of firearms, for example.

We have consistently tried to organize our balance sheet to be ready for any one of these kinds of transactions because often the target won’t wait for you to go out and get the financing or whatever is needed to do a transaction. That’s why we raised our credit line commitment to $500 million and have looked at other types of things to ensure that we could basically handle any of these three types of acquisitions.

Cai von Rumohr - Cowen and Company - Analyst

Got it. May I ask in terms of transformational, is there anything that’s relatively lukewarm? And by transformational, are you talking $500 million or $200 million, or can you give any rough ballpark?

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

I can’t say whether anything is lukewarm or not. I can say that transformational acquisition in order to be transformational for our Company, which has almost $1 billion in revenue right now, would have to have a significant amount of revenue, $400 million of $500 million of revenue. And if it does have that much revenue, then that would have a significant price tag with it, depending on the EBITDA and the multiples and the growth rate and all that kind of stuff.

Cai von Rumohr - Cowen and Company - Analyst

Thank you very much.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Cai.

Operator

(Operator Instructions)

Ronald Bookbinder, Coker, Palmer.

Ronald Bookbinder - Coker and Palmer Investment Securities, Inc. - Analyst

Good afternoon, and yes, congratulations on a great quarter.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks Ron.

Ronald Bookbinder - Coker and Palmer Investment Securities, Inc. - Analyst

Going back to the acquisitions. Given the name change and the M&A activity, what percent of the Company would you like accessories or the Outdoor division grow to?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Well, I think what is a good thing to do is just take a look at the relative size of the firearms market versus what we would term the rugged, more rugged outdoor market, or just for simplicity the outdoor market. And you can see that one dwarfs the other.

So I would anticipate over time, a long time for sure, that we should be able to significantly grow inorganically in that rugged outdoor space versus firearms where the market is much smaller and we already have significant market share when it comes to handguns and modern sporting rifles, in particular. So I’d say there’s no ideal, there’s no real target, given the magnitude of difference in the size of the markets.

Ronald Bookbinder - Coker and Palmer Investment Securities, Inc. - Analyst

Okay. And on the gross margin it appears that you are forecasting for the back half of the year to be in your old traditional range of 37% to 41%. And as you mentioned, it’s been a while since you been there.

And given the accessories carrying that higher margin, upwards of 50%, are you defending market share over margin? And how much of that has to do with maintaining leverage of your fixed cost?

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

Jef Buchanan - Smith & Wesson Holding Corporation - CFO

One really important thing I have to point out in your statement, we are not defending market share. We’re taking market share with the promotional activities.

We’ve been consistently expanding our market share. And as I think I said last year at this time or at some point that we do a lot of analysis on the promotional activity, and generally find, not always but generally, find that the cost of the promotional activity is roughly offset by the increase in gross margin as a result of the full factory. But our factory is already full.

So the promotional activity that we are doing right now could have a slight impact. It’s not a lot. And we certainly have higher gross margins by a large percentage than anybody else in the firearms business or the outdoor space.

Ronald Bookbinder - Coker and Palmer Investment Securities, Inc. - Analyst

Okay. And lastly, you talked about that you are satisfied with the inventory in the channel. Were you talking about the industry inventory or specifically with the Smith & Wesson inventory in the channel?

James Debney - Smith & Wesson Holding Corporation - President & CEO

I was referring to the Smith & Wesson inventory in the channel.

Ronald Bookbinder - Coker and Palmer Investment Securities, Inc. - Analyst

How do you feel about the industry inventory in the channel? And do you think that could lead to excessive promotional pricing, greater than we’re seeing today?

James Debney - Smith & Wesson Holding Corporation - President & CEO

Yes, Ron. Higher level of inventory, of competitive inventory to be clear, is always a concern. It’s always something we’re watching for as well. We’ve discussed before that it if do you get an inventory bubble out there, whether that’s with wholesale or retail, and it needs to be bled off, and its competitors inventory that can be difficult for us to navigate.

But as we have demonstrated in the past, we can successfully do that and still maintain some of the highest gross margins in the industry. And again, that comes back to our promotional planning. Having navigated some of those tougher times before in the marketplace, we have become pretty good at that. And as Jeff said, our analysis only gets better and better.

Ronald Bookbinder - Coker and Palmer Investment Securities, Inc. - Analyst

Okay. Thank you for taking my questions, and good luck in the new quarter.

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thanks, Ron. Take care.

Operator

I’m showing no further questions. I would now like to turn the call back over to Mr. James Debney, CEO, for any further remarks.

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DECEMBER 01, 2016 / 10:00PM GMT, SWHC - Q2 2017 Smith & Wesson Holding Corp Earnings Call

James Debney - Smith & Wesson Holding Corporation - President & CEO

Thank you, operator. I want to thank everyone on the Smith & Wesson team for delivering another excellent quarter. Please note that next week we will be attending the Roth Capital Conference in Park City, Utah.

In January we’re looking forward to SHOT Show 2017. We hope to see some of you at these events.

Until then, all of us the Smith & Wesson wish you a happy and healthy holiday season. Thank you for joining us. And we look forward to speaking with you next quarter.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. You may all disconnect. Everyone have a great day.

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